Free Writing Prospectus                           Filed Pursuant to Rule 433(d)
Dated June 13, 2006                                 Registration No. 333-132417
                                                 Registration No. 333-132417-01


             6/13 14:32:02 Blake O'Connor, Wachovia Corporation 1-704-715-7008
                                                                     Charlotte

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ABS Syndicate              Phone  704.715.7008                Fax 704.374.6495              Cell 704.756.0182

*Details* $1.3B Wachovia Auto Owner Trust 2006-A

Lead-Wachovia   Co-Mgrs-CS/RBSGC/GUZMAN

User Info

                                 S&P/
    CLS           Size            FCH           WAL         SPRD          YIELD         COUPON        $ PRICE
-----------   -----------    -----------    -----------  -----------   -----------    -----------   -----------
    A-1          230MM          A1+/F1          0.32          -4         5.31321        5.31321%     100.00000
    A-2          287MM          AAA/AAA         0.95          -4         5.475          5.41%         99.99678
    A-3          420MM          AAA/AAA         2.05          -3         5.411          5.35%         99.99817
    A-4          317MM          AAA/AAA         3.49          +2         5.448          5.38%         99.97733

Settlement 6/23/06
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Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries.

If this communication relates to an offering of US registered securities (i) a
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